UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32975 (Commission File Number)	20-4748747 (IRS Employer Identification No.)

55 East 52nd Street, 43rd Floor New York, New York (Address of principal executive offices)	10055 (Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 21, 2008, Evercore Partners Inc. (“Evercore”) announced that it has entered into a Purchase Agreement, dated as of August 21, 2008 (the “Purchase Agreement”), with Mizuho Corporate Bank, Ltd. (“Mizuho CB”) pursuant to which Mizuho CB will purchase from Evercore $120 million principal amount of senior unsecured notes due 2020 with a 5.20% coupon (the “Senior Notes”) to be governed by an indenture between the Company and The Bank of New York Mellon, as trustee, and a warrant to purchase 5,454,545 shares of Evercore Class A Common Stock (“Common Stock”) at $22.00 per share (the “Warrant”), for an aggregate purchase price of $120 million in cash. Pursuant to the Equity Holders Agreement by and among Evercore and Mizuho CB, dated as of August 21, 2008 (the “Equity Holders Agreement”), Mizuho CB will be subject to restrictions on the transfer of Evercore securities issued or purchased pursuant to the Purchase Agreement, standstill obligations and certain other restrictions and obligations, and Mizuho CB will be entitled to registration rights with respect to Evercore securities issued or purchased pursuant to the Purchase Agreement, specified consent rights and certain other rights set forth in the Equity Holders Agreement. Additionally, under the terms of the Equity Holders Agreement, a representative of Mizuho will become a member of Evercore’s Board of Directors, and following closing, Mizuho will be permitted to purchase Evercore Class A Common Stock in the open market, provided Mizuho’s total voting interest does not exceed 4.9% of the total voting interest in Evercore.

In addition, Mizuho CB and Mizuho Securities Co., Ltd. (collectively, “Mizuho”) have agreed, subject to the joint approval by Evercore and Mizuho of each allocation of Mizuho’s capital commitment, to commit up to $150 million to be invested in Evercore-affiliated funds. Evercore and Mizuho also entered into a new strategic alliance agreement strengthening their U.S.–Japan cross-border strategic alliance announced in 2006, which will expand their M&A relationship and form a steering committee to jointly review certain advisory opportunities.

Copies of the Purchase Agreement and the Equity Holders Agreement are attached hereto as Exhibits 10.1 and 4.1, respectively. The descriptions of Purchase Agreement and the Equity Holders Agreement in this Current Report on Form 8-K are qualified in their entirety by reference to the complete copies of the agreements attached hereto as exhibits.

The full text of the press release announcing the investment by Mizuho is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

Neither the Warrant nor the shares of Evercore Common Stock issuable upon exercise of the Warrant are registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the Securities Act registration requirements under Section 4(2) of the Securities Act. Terms of the Warrant obligate Evercore to list or cause to have quoted such shares of Evercore Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Evercore Common Stock is then listed or quoted. In addition, under the terms of the Warrant, Evercore is obligated to use reasonable best efforts to ensure that the shares of Evercore Common Stock issuable upon exercise of the Warrant may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which such shares of Evercore Common Stock are listed or traded.

The Warrant is exercisable, in whole or in part, at any time prior to the twelfth anniversary of issuance thereof upon the surrender of the warrant, delivery of the notice of exercise and payment of the $22.00 per share exercise price in cash, by surrendering Senior Notes with an accreted principal amount equal to the exercise price or via cashless exercise.

Item 8.01    Other Events

On August 21, 2008, the Company issued a press release announcing its entry into the Purchase Agreement and Equity Holders Agreement referred to in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Equity Holders Agreement by and between Evercore Partners Inc. and Mizuho Corporate Bank, dated as of August 21, 2008

10.1	Purchase Agreement by and between Evercore Partners Inc. and Mizuho Corporate Bank, dated as of August 21, 2008

99.1	Press Release of Evercore Partners Inc., dated August 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: August 21, 2008	/s/ Adam B. Frankel
	By:	Adam B. Frankel
	Title:	General Counsel

EXHIBIT LIST

Exhibit No.	Description

4.1	Equity Holders Agreement by and between Evercore Partners Inc. and Mizuho Corporate Bank, dated as of August 21, 2008

10.1	Purchase Agreement by and between Evercore Partners Inc. and Mizuho Corporate Bank, dated as of August 21, 2008

99.1	Press Release of Evercore Partners Inc., dated August 6, 2007